Exhibit 99.1

AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com
News Release

For Release: May 7, 2008	Contact:	William P. Benac
Michael Obertop
636.940.6000
AMERICAN RAILCAR INDUSTRIES, INC. REPORTS FIRST QUARTER RESULTS
REFLECTING STRONG TANK RAILCAR SHIPMENTS
     St. Charles, MO, May 7, 2008 – American Railcar Industries, Inc. (“ARI” or the “Company”) (NASDAQ: ARII) today reported its first quarter financial results.
     “We continue to experience solid financial and operational performance in the tank railcar market and have increased shipments of tank railcars in the first quarter of 2008, which included shipments from our new flexible railcar facility at Marmaduke, Arkansas,” said James J. Unger, President and CEO of ARI. “Our railcar manufacturing locations are operating well and have generated significant labor efficiencies which had a positive effect on earnings during the first quarter of 2008. Offsetting the strong tank railcar shipments were lower shipments and selling prices for our hopper railcars due to competitive market conditions. Our backlog remains strong and was 10,077 railcars as of March 31, 2008 and we are excited to report that we started production at our wheel and axle assembly shop in Paragould, Arkansas in the first quarter. We expect this new, state of the art facility to provide significant cost savings for all railcars that we produce.”
     For the three months ended March 31, 2008, revenues were $184.0 million and net earnings attributable to common shareholders were $10.1 million or $0.48 per diluted share. In comparison, for the three months ended March 31, 2007, the Company had revenues of $187.3 million and net earnings attributable to common shareholders of $13.5 million or $0.63 per diluted share. Earnings for the first quarter of 2008 included an after-tax gain of $1.9 million or $0.09 per diluted share, which was related to an unrealized gain on the increase in value of derivatives that are referenced to the common stock of The Greenbrier Companies, Inc. (NYSE: GBX).
     Revenues and railcar shipments decreased in the first quarter of 2008 compared to the same period in 2007, primarily due to lower volumes and selling prices for our hopper railcars, partially offset by increased tank railcar shipments as described above. During the three months ended March 31, 2008, the Company shipped 1,902 railcars compared to 1,921 railcars in the same period of 2007.
     EBITDA was $23.6 million in the first quarter of 2008, a 5.1% decrease compared to EBITDA of $24.9 million in the first quarter of 2007. The decreases in EBITDA and net earnings attributable to common shareholders resulted primarily from lower profits on hopper railcar shipments during 2008 compared to 2007, partially offset by increased tank railcar shipments, labor efficiencies, overhead savings, and a $3.1 million pre-tax gain related to derivative investments. The highly competitive hopper railcar market has caused an industry-wide reduction in average selling prices of hopper railcars and has compressed hopper railcar margins well below 2007 levels. A reconciliation of the Company’s quarterly net earnings to EBITDA (a non-GAAP financial measure) is set forth in the supplemental disclosure attached to this press release.
     ARI will host a webcast and conference call on Thursday, May 8, 2008 at 10:00 am (Eastern Time) to discuss the Company’s first quarter 2008 financial results. To participate in the webcast, please log on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 800-591-6944 and use participant code 49012636. Participants are asked to logon to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time.
     An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About American Railcar Industries, Inc.
     American Railcar Industries, Inc. is a leading North American manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components used in the production of its railcars, as well as railcars and non-railcar industrial products produced by others. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.

Forward Looking Statement Disclaimer
     This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward–looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding estimated future production rates, estimated future manufacturing capacity, anticipated cost savings from vertical integration efforts and statements regarding any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Estimated backlog reflects the total sales attributable to the backlog reported at the end of the particular period as if such backlog were converted to actual sales. Estimated backlog does not reflect potential price increases or decreases under some customer contracts that provide for pricing adjustments based on changes in the cost of certain raw materials and railcar components or the possibility that contracts may be canceled or railcar delivery dates delayed, and does not reflect the effects of any cancellation or delay of railcar orders, or potential price decreases due to market-related pricing provisions in certain of our customer contracts, any of which may occur. Other potential risks and uncertainties include, among other things: the cyclical nature of the railcar manufacturing business; our reliance upon a small number of customers that represent a large percentage of our revenues; adverse economic and market conditions; the highly competitive nature of the railcar manufacturing industry; fluctuating costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; ARI’s ability to maintain relationships with its suppliers of railcar components and raw materials; the risk of damage to our primary railcar manufacturing facilities or equipment; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the risks associated with our completion of capital expenditure projects; our ability to manage overhead and production slow downs; risks associated with potential acquisitions or joint ventures; our dependence on key personnel; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	March 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$275,942	$303,882
Short term investments — available for sale securities	40,576	—
Restricted cash	1,186	—
Unrealized gain on total return swap	3,135	—
Accounts receivable, net	48,364	33,523
Accounts receivable, due from affiliates	3,960	17,175
Inventories, net	97,743	93,475
Prepaid expenses	4,731	5,015
Deferred tax assets	1,317	1,610

Total current assets	476,954	454,680

Property, plant and equipment, net	185,257	175,166
Deferred debt issuance costs	3,814	3,977
Goodwill	7,169	7,169
Other assets	37	37
Investment in joint venture	12,184	13,355

Total assets	$685,415	$654,384

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$8
Accounts payable	59,002	47,903
Accounts payable, due to affiliates	2,250	2,867
Accrued expenses and taxes	8,427	5,729
Accrued compensation	9,580	10,379
Accrued interest expense	1,751	6,907
Accrued dividends	639	639

Total current liabilities	81,649	74,432

Senior unsecured notes	275,000	275,000
Deferred tax liability	11,821	5,690
Pension and post-retirement liabilities	6,652	6,572
Other liabilities	1,985	1,702

Total liabilities	377,107	363,396

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 21,302,296 shares issued and outstanding at March 31, 2008 and December 31, 2007	213	213
Additional paid-in capital	239,809	239,621
Retained earnings	60,698	51,314
Accumulated other comprehensive income (loss)	7,588	(160)

Total stockholders’ equity	308,308	290,988

Total liabilities and stockholders’ equity	$685,415	$654,384

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2008	2007

Revenues:
Manufacturing operations (including revenues from affiliates of $34,689 and $16,018 for the three months ended March 31, 2008 and 2007, respectively)	$170,784	$175,127

Railcar services (including revenues from affiliates of $4,053 and $3,934 for the three months ended March 31, 2008 and 2007, respectively)	13,265	12,216

Total revenues	184,049	187,343

Cost of goods sold:
Manufacturing operations	(150,890)	(149,439)
Railcar services	(10,867)	(9,923)

Total cost of goods sold	(161,757)	(159,362)
Gross profit	22,292	27,981

Selling, administrative and other (including costs related to affiliates of $151 both for the three months ended March 31, 2008 and 2007)	(6,841)	(6,703)

Earnings from operations	15,451	21,278

Interest income	2,557	1,881
Interest expense	(5,043)	(1,938)
Other income	3,199	—
Earnings from joint venture	304	227

Earnings before income tax expense	16,468	21,448
Income tax expense	(6,340)	(7,941)

Net earnings available to common shareholders	$10,128	$13,507

Net earnings per common share — basic	$0.48	$0.64
Net earnings per common share — diluted	$0.48	$0.63
Weighted average common shares outstanding — basic	21,302	21,220
Weighted average common shares outstanding — diluted	21,302	21,310

Dividends declared per common share	$0.03	$0.03

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2008	2007

Operating activities:
Net earnings	$10,128	$13,507
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	4,652	3,364
Amortization of deferred costs	203	87
Loss on disposal of property, plant and equipment	1	22
Other income from unrealized gain on derivatives	(3,135)	—
Stock based compensation	293	632
Excess tax benefits from stock option exercises	—	(10)
Change in joint venture investment as a result of earnings	(304)	(227)
Provision (benefit) for deferred income taxes	1,571	(1,990)
Provision for losses on accounts receivable	11	(79)
Changes in operating assets and liabilities:
Accounts receivable, net	(14,851)	(5,326)
Accounts receivable, due from affiliate	13,215	(350)
Inventories, net	(4,268)	(7,647)
Prepaid expenses	284	701
Accounts payable	11,099	4,725
Accounts payable, due to affiliate	(617)	38
Accrued expenses and taxes	(3,272)	9,981
Other	(138)	1,769

Net cash provided by operating activities	14,872	19,197

Investing activities:
Purchases of property, plant and equipment	(14,766)	(7,558)
Purchases of short term investments — available for sale securities	(27,857)	—
Repayment of note receivable from affiliate (Ohio Castings Company, LLC)	165	—
Restricted cash	(1,186)	—
Investment in joint venture	(356)
Sale of investment in joint venture	1,875	—

Net cash used in investing activities	(42,125)	(7,558)

Financing activities:
Common stock dividends	(639)	(636)
Decrease in amounts due to affiliates	—	(4)
Proceeds from stock option exercises	—	576
Excess tax benefits from stock option exercises	—	10
Proceeds from issuance of senior unsecured notes, gross	—	275,000
Offering costs — senior unsecured notes issuance	—	(4,013)
Finance fees related to credit facility	(40)	(40)
Repayment of debt	(8)	(21)

Net cash provided by (used in) financing activities	(687)	270,872

Increase (decrease) in cash and cash equivalents	(27,940)	282,511
Cash and cash equivalents at beginning of period	303,882	40,922

Cash and cash equivalents at end of period	$275,942	$323,433

RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three months ended
	March 31,
	2008	2007

Net earnings	$10,128	$13,507
Income tax expense	6,340	7,941
Interest expense	5,043	1,938
Interest income	(2,557)	(1,881)
Depreciation	4,652	3,364

EBITDA	$23,606	$24,869

Stock-based compensation expense	188	332

Stock appreciation rights compensation expense [1]	105	—
Other income — unrealized gain on derivatives	(3,135)	—

Adjusted EBITDA	$20,764	$25,201

[1]	SARs are cash settled at time of exercise
EBITDA represents net earnings before income tax expense, interest expense (income), net of depreciation of property, plant and equipment. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before elimination of stock based compensation expense related to stock options and stock appreciation rights (SARs) along with other income from an unrealized gain on total return swap derivative contracts referenced to The Greenbrier Companies, Inc. common stock. We believe that Adjusted EBITDA is useful to investors evaluating our operating performance, and management also uses Adjusted EBITDA for that purpose. The charges related to our grants of stock options are non-cash charges that are excluded from our calculation of EBITDA under our unsecured senior notes. Our SARs (which settle in cash) are revalued each quarter based upon changes in our stock price. Management believes that eliminating the charges associated with our SARs allows us and our investors to understand better our operating results independent of financial changes caused by the fluctuating price of our common stock. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.